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                                                              EXHIBIT 99


          WESTINGHOUSE COMPLETES DIVESTITURE OF HOME SECURITY BUSINESS


        PITTSBURGH, Dec. 31 -- Westinghouse Electric Corporation announced today the completion of the divestiture of its residential security business, Westinghouse Security Systems, to Western Resources, Inc., a diversified energy company with interests in the security business including Westar Security and ADT.

        The sale values Westinghouse Security Systems at approximately $425 million, including the assumption of certain liabilities. Proceeds from the sale will be used to pay down the Corporation's debt.


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